UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2014

Glimcher Realty Trust

(Exact name of registrant as specified in its charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

180 East Broad Street

Columbus, Ohio 43215

(614) 621-9000

(Registrant’s address, including zip code, and telephone number, including area code, of principal executive offices)

N/A

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Merger Agreement

On September 16, 2014, Glimcher Realty Trust, a Maryland real estate investment trust (“Glimcher”), Glimcher Properties Limited Partnership, a Delaware limited partnership and a subsidiary of Glimcher (“Glimcher LP”), Washington Prime Group Inc., an Indiana corporation (“WPG”), Washington Prime Group, L.P., an Indiana limited partnership and a subsidiary of WPG (“WPG LP”), WPG Subsidiary Holdings I, LLC, a Maryland limited liability company and a wholly-owned subsidiary of WPG LP (“Merger Sub I”), and WPG Subsidiary Holdings II Inc., a Delaware corporation and a wholly-owned subsidiary of Merger Sub I (“Merger Sub II”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Glimcher will merge with and into Merger Sub I, with Merger Sub I being the surviving entity (the “Acquisition Merger”) and then Merger Sub II will merge with and into Glimcher LP, with Glimcher LP being the surviving entity (the “Partnership Merger” and together with the Acquisition Merger, the “Mergers”). As a result of the Mergers, Merger Sub I, as the surviving entity in the Acquisition Merger, will remain a wholly-owned subsidiary of WPG LP and Glimcher LP will become a wholly-owned subsidiary of Merger Sub I.

At the effective time of the Acquisition Merger, (i) each outstanding common share of beneficial interest, par value $0.01 per share, of Glimcher (other than certain shares as set forth in the Merger Agreement) will convert into the right to receive (x) $10.40 in cash, without interest, and (y) 0.1989 of a share of common stock, par value $0.0001 per share, of WPG (“WPG Stock”) ((x) and (y) together, the “Merger Consideration”), (ii) each outstanding share of 8.125% Series G Cumulative Redeemable Preferred Shares, par value $0.01 per share, of Glimcher will convert into one share of 8.125% Series G Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG, (iii) each outstanding share of 7.5% Series H Cumulative Redeemable Preferred Shares, par value $0.01 per share, of Glimcher will convert into one share of 7.5% Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG and (iv) each outstanding share of 6.875% Series I Cumulative Redeemable Preferred Shares, par value $0.01 per share, of Glimcher will convert into one share of 6.875% Series I Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG.

In addition, at the effective time of the Partnership Merger, each outstanding limited partnership unit of Glimcher LP (other than certain limited partnership units as set forth in the Merger Agreement) shall be converted into the right to receive 0.7431 of a WPG LP partnership unit, and each Series I-1 preferred limited partner interest of Glimcher LP (the “Glimcher Series I-1 Preferred Units”) shall be converted into one preferred unit of WPG LP having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series I-1 Preferred Units prior to the Partnership Merger.

WPG and Glimcher have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants:

•                                          to conduct their respective businesses in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger;

•                                          that Glimcher will convene and hold a meeting of its common shareholders to consider and vote upon the Acquisition Merger and the other transactions contemplated by the Merger Agreement;

•                                          that, subject to certain exceptions, the Board of Trustees of Glimcher will recommend that the Glimcher common shareholders vote to approve the Acquisition Merger and the other transactions contemplated by the Merger Agreement; and

•                                          subject to certain exceptions, not to (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion or offer that constitutes or could reasonably be expected to lead to an “Acquisition Proposal” (as defined in the Merger Agreement), or (B) engage in any discussions or negotiations regarding, or furnish any non-public information in connection with, or knowingly facilitate any third party in making any Acquisition Proposal.

WPG will cause the WPG Board of Directors immediately after the Acquisition Merger to consist of nine members, including (i) the chief executive officer of WPG, (ii) the chief executive officer of Glimcher, (iii) the chairman of WPG’s Board of Directors, (iv) five additional directors of WPG and (v) one additional director of Glimcher to be mutually agreed between Glimcher and WPG. The chief executive officer of WPG will become the executive chairman of WPG and the chief executive officer of Glimcher will become the chief executive officer of and vice chairman of WPG. Following the closing, the corporate headquarters and operations for WPG and its subsidiaries will be in Columbus, Ohio.

Subject to the conditions set forth in the Merger Agreement, Glimcher and WPG have committed to use their reasonable best efforts to take, or cause to be taken, all actions and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate the Mergers and the other transactions contemplated thereby.

Consummation of the Mergers is subject to customary conditions, including (i) the approval of the Glimcher common shareholders of the Acquisition Merger and the other transactions contemplated by the Merger Agreement, (ii) the absence of any law, order (whether temporary, preliminary or permanent) prohibiting or making illegal the consummation of the Mergers, (iii) the declaration of the effectiveness by the Securities and Exchange Commission of the Registration Statement on Form S-4 to be filed by WPG with the SEC in connection with the registration of the shares of WPG Stock and WPG preferred stock to be issued in the Acquisition Merger, (iv) approval for listing on the New York Stock Exchange of the shares of WPG Stock to be issued in the Acquisition Merger, the shares of WPG Stock to be reserved for issuance in connection with the Acquisition Merger and the shares of WPG preferred stock to be issued in the Acquisition Merger, (v) opinions that both Glimcher and WPG meet the requirements for qualification and taxation as a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended, (vi) the absence of a material adverse effect on each party, (vii) completion of certain pre-closing restructuring steps by Glimcher and (viii) subject to certain exceptions, the accuracy of the representations and warranties and compliance with the covenants of each party.

The Merger Agreement contains certain termination rights for both Glimcher and WPG, including the right of Glimcher, prior to the adoption of the Merger Agreement by the Glimcher common shareholders, to terminate the Merger Agreement in order to enter into an agreement with respect to a “Superior Proposal” (as defined in the Merger Agreement), so long as Glimcher complies with certain notice and other requirements set forth in the Merger Agreement. In connection with any such termination and under other specified circumstances, Glimcher must pay WPG a termination fee of $47,610,000. If the Merger Agreement is terminated under certain circumstances, Glimcher would be obligated to reimburse the actual out-of-pocket expenses of WPG, up to a cap of $8,500,000. Any such expense reimbursement would offset any termination fee payable under the terms of the Merger Agreement.

Concurrently with Glimcher entering into the Merger Agreement, on September 16, 2014, WPG LP and Simon Property Group, L.P. (“Simon”) entered into a purchase and sale agreement (the “Purchase Agreement”) whereby WPG LP agreed to sell Jersey Gardens in Elizabeth, New Jersey and University Park Village in Fort Worth, Texas, properties currently owned by affiliates of Glimcher, for a purchase price of $1,090,000,000, subject to customary closing adjustments and prorations. Glimcher LP is a third party beneficiary of the Purchase Agreement. The closing of the sale under the Purchase Agreement is to occur substantially simultaneously with the closing of the transactions contemplated by the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1 and the terms of which are incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial or other information about Glimcher, WPG, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to important qualifications and limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses. WPG’s and Glimcher’s investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Glimcher, WPG, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Glimcher and WPG.

Item 5.01(b). Changes in Control of Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K concerning the structure and effects of the Merger and the related transactions is hereby incorporated by reference into this Item 5.01(b).

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 15, 2014, the Board of Trustees of Glimcher amended and restated the Amended and Restated Bylaws of Glimcher to re-designate Article XIV as Article XV and Article XV as Article XVI and add a new Article XIV that provides that, unless Glimcher consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Glimcher, (b) any action asserting a claim of breach of any duty owed by any trustee or officer or other employee of Glimcher to Glimcher or to the shareholders of Glimcher, (c) any action asserting a claim arising pursuant to any provision of the Maryland REIT Law or the Maryland General Corporation Law or the Declaration of Trust or these Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine.

The foregoing summary of the bylaw amendment is qualified in its entirety by reference to the text of the Amended and Restated Bylaws as adopted and effective as of September 15, 2014, which is attached hereto as Exhibit 3.1 and are incorporated by reference herein.

Item 8.01  Other Events.

On September 16, 2014, Washington Prime Group Inc. (“WPG”) and our Chief Executive Officer, Michael P. Glimcher, entered into a new employment agreement (the “Employment Agreement”) and an amendment of Mr. Glimcher’s existing Severance Benefits Agreement (the “Amendment”).  Both the Employment Agreement and the Amendment are effective as of, and subject to, the consummation of the transactions contemplated by the Merger Agreement (the “Closing”).  In addition to providing that Mr. Glimcher waives both his rights to receive “single trigger” payments and benefits upon the Closing otherwise provided under the Severance Benefits Agreement, as well as his right to accelerated vesting of his restricted stock and stock options otherwise provided under the terms of those awards, the Employment Agreement and Amendment include the following terms and conditions.

Pursuant to the Employment Agreement, Mr. Glimcher will serve as the Vice Chairman of the Board of Directors and Chief Executive Officer of WPG for an initial term of five years commencing on the Closing.  The Severance Benefit Agreement, as amended by the Amendment, remains in effect until Mr. Glimcher’s termination of employment.

The Employment Agreement describes Mr. Glimcher’s base salary, target and maximum annual bonus and annual and one-time grants of performance and service-vesting equity awards.  The Severance Benefits Agreement, as amended by the Amendment, describes the severance payments and benefits to which Mr. Glimcher is entitled upon various types of employment terminations. The Employment Agreement also include non-compete, non-solicitation, confidentiality and non-disparagement provisions.

The Amendment generally provides that all of the vested WPG Stock that Mr. Glimcher receives in connection with the merger cannot be sold until WPG adopts executive stock ownership guidelines, following which such WPG Stock will be subject to such guidelines.

The foregoing is only a summary of certain terms of the Employment Agreement and the Amendment, which are qualified in their entirety by Exhibit 99.1 and Exhibit 99.2 incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated September 16, 2014, between Glimcher Realty Trust, Glimcher LP, Washington Prime Group Inc. and Washington Prime Group LP (including the exhibits attached thereto)

3.1	Amended and Restated Bylaws of Glimcher Realty Trust

99.1	Employment Agreement between Michael P. Glimcher and Washington Prime Group Inc., dated September 16, 2014

99.2	Amendment to Severance Benefits Agreement between Michael P. Glimcher and Washington Prime Group Inc., dated September 16, 2014

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of WPG and Glimcher concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG and Glimcher, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions.  Such statements are based upon the current beliefs and expectations of WPG’s and Glimcher’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG or Glimcher to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, without limitation:  the ability to obtain the approval of the merger by Glimcher’s shareholders; the ability to satisfy the conditions to the transactions on the proposed terms and timeframe; the possibility that the transactions do not close when expected or at all; the ability to finance the transactions; the ability to successfully operate and integrate WPG’s and Glimcher’s businesses and achieve cost savings; the effect of the announcement of the transactions on the WPG’s or Glimcher’s relationships with their respective tenants, lenders or other business parties or on their operating results and businesses generally; changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s and Glimcher’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s and Glimcher’s periodic reports filed with the Securities and Exchange Commission, including WPG’s and Glimcher’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.  The forward-looking statements in this communication are qualified by these risk factors.  Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and WPG and Glimcher undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.  Actual results may differ materially from current projections. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Additional Information and Where to Find It

In connection with the proposed transaction, WPG will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of Glimcher and a prospectus of WPG, and Glimcher will file other documents with respect to WPG’s proposed acquisition of Glimcher.  Glimcher plans to mail the definitive proxy statement/prospectus and a form of proxy to its shareholders in connection with the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WPG, GLIMCHER, THE PROPOSED TRANSACTIONS AND RELATED MATTERS.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about WPG and Glimcher, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from WPG by accessing WPG’s website at investors.washingtonprime.com under the heading “Financial Information” and then under “SEC Filings” or from Glimcher by accessing Glimcher’s website at investor.glimcher.com under the heading “Financial Information” and then under “SEC Filings.”  Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Washington Prime Group Inc., 7315 Wisconsin Avenue, Bethesda, Maryland 20814, Attention: Investor Relations, Telephone: 240-630-0021 or to Glimcher Realty Trust, 180 East Broad Street, Columbus, Ohio 43215, Attention: Investor Relations, Telephone: 614-887-5632.

Participants in Solicitation Relating to the Merger

WPG, Glimcher and their respective directors or trustees and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Glimcher’s shareholders in respect of the proposed transaction.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Glimcher’s shareholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Glimcher is set forth in WPG’s Registration Statement on Form 10-12(b), Glimcher’s Annual Report on Form 10-K for the year ended December 31, 2013, and Glimcher’s Proxy Statement on Schedule 14A, dated March 28, 2014, which are filed with the SEC.  Additional information regarding the interests of WPG’s or Glimcher’s directors or trustees and executive officers in the proposed transactions, which may be different than those of Glimcher’s shareholders generally, will be contained in the proxy statement/prospectus and other relevant documents when filed with the SEC in connection with the proposed transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLIMCHER REALTY TRUST

Date: September 19, 2014	By:	/s/ George A. Schmidt
George A. Schmidt
Executive Vice President, General Counsel and Secretary